EXHIBIT 99.1

Press Release

For Immediate Release

Las Vegas Sands Corp. Announces
Resolution of SEC Probe
Resolution contains no finding of Bribery or Corrupt Intent

LAS VEGAS – April 7, 2016 – Las Vegas Sands Corp. (NYSE: LVS) today announced that after more than five years, the Securities and Exchange Commission (SEC) has closed its exhaustive investigation of the company for its compliance with the United States Foreign Corrupt Practices Act (FCPA).

The SEC made no finding of corrupt intent or bribery by Las Vegas Sands. The company neither admitted nor denied any of the SEC findings. The administrative order from the SEC includes a $9 million civil monetary penalty under the internal controls and books and records provisions of the FCPA and an agreement to retain an independent compliance consultant for a period of two years.

Since its receipt of the February 9, 2011 subpoena from the SEC, the company has disclosed its belief that the investigation was a result of allegations made in an employment lawsuit filed by Steve Jacobs, a former executive who was employed by the company for only nine months.

Regardless of the origins of the subpoena, the SEC’s comprehensive investigation, including the allegations made by Jacobs, is resolved via the commission’s findings.  Ultimately, not one of Jacobs’ allegations was the basis for those findings.

The SEC findings were primarily related to projects which started in 2006 – a period long before Steve Jacobs’ tenure began with the company or any of its subsidiaries. The projects were orchestrated through a consultant whose activities under a former company president and other former employees were not sufficiently monitored.

The SEC’s conclusion was consistent with the preliminary findings of the company’s audit committee, which were disclosed in the company’s 2012 annual report.

 “We are pleased to have the matter resolved.  We are committed to having a world class compliance program that builds on the strong policies we already have in place.  While we started corrective action on this particular matter prior to the initiation of the government investigations, we understand that running an industry-leading compliance operation takes time, resources and the full support of senior management – I’m proud to say our company has exactly that,” stated Las Vegas Sands Chairman and Chief Executive Officer Sheldon G. Adelson.  “We will build on this experience, which has reemphasized to our 50,000 team members worldwide the same values I have made the foundation of my seven decades in business – integrity and reputation matter.”

At the time of the events in question, the company’s compliance function was shared with the legal function.  Today, it is a free-standing function with enhanced financial controls, an independent global controller, a larger internal audit program, and a newly created board compliance committee, which is in addition to the existing oversight functions of the board’s audit committee.

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About Las Vegas Sands Corp.

Las Vegas Sands (NYSE: LVS) is the world's leading developer and operator of Integrated Resorts. Our collection of Integrated Resorts in Asia and the United States feature state-of-the-art convention and exhibition facilities, premium accommodations, world-class gaming and entertainment, destination retail and dining including celebrity chef restaurants and many other amenities.

Our properties include the five-diamond Venetian and Palazzo resorts and Sands Expo Center in Las Vegas, Sands Bethlehem in Eastern Pennsylvania, and the iconic Marina Bay Sands in Singapore. Through majority ownership in Sands China Ltd., LVS owns a portfolio of properties on the Cotai Strip in Macao, including The Venetian Macao, The Plaza and Four Seasons Hotel Macao and Sands Cotai Central, as well as the Sands Macao on the Macao Peninsula.

LVS is dedicated to being a good corporate citizen, anchored by the core tenets of delivering a great working environment for nearly 50,000 employees worldwide, driving impact through its Sands Cares corporate citizenship program and leading innovation with the company’s award-winning Sands ECO360° global sustainability program. To learn more, please visit www.sands.com.

Contacts:

Investment Community:	Daniel Briggs	(702) 414-1221
Media:	Ron Reese	(702) 414-3607